Exhibit 4.3

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED MASTER INDENTURE

THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER INDENTURE (this “First Amendment”), dated as of April 27, 2023, is by and between FIRST NATIONAL MASTER NOTE TRUST, as statutory trust organized under the laws of the State of Delaware (“Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Issuer and the Trustee have executed that certain Second Amended and Restated Master Indenture, dated as of September 23, 2016 (as the same may be further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Indenture”); and

WHEREAS, the Issuer and the Trustee wish to amend the Indenture in accordance with Section 10.01(b) of the Indenture, as provided herein.

NOW THEREFORE, in consideration of the promises and agreements contained herein, the parties hereto agree to amend the provisions of the Indenture as follows:

SECTION 1.          Amendment of Section 2.05. The Indenture shall be and hereby is amended by amending and restating the last paragraph of Section 2.05 to read as follows:

Notwithstanding any other provision of the Indenture, with respect to any Notes for which an Opinion of Counsel has not been issued opining that the Notes will be debt for federal income tax purposes, no transfer (or purported transfer) of all or any part of such Notes (or any economic interest therein) shall be effective, and any such transfer (or purported transfer) shall be void ab initio, and no Person shall otherwise become a Holder of such Notes if (i) at the time of transfer (or purported transfer) such Notes are traded on an established securities market or readily tradeable on a secondary market or (ii) after such transfer (or purported transfer) the Trust would have more than 95 Holders of such Notes and any other interests in the Trust for which an Opinion of Counsel is not rendered in connection with the issuance of such interest to the effect that such interest will be characterized as debt for federal income tax purposes. For purposes of determining whether the Trust will have more than 95 Holders, each Person indirectly owning an interest in the Trust through a partnership (including an entity treated as a partnership for federal income tax purposes), a grantor trust or an S corporation (each such entity a “flow through entity”) shall be treated as a Holder unless the Servicer determines, after consulting with qualified tax counsel, that less than substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Trust.

SECTION 2.          Amendment of Section 8.04(a). The Indenture shall be and hereby is amended by amending and restating the first sentence of the second paragraph of Section 8.04(a) to read as follows:

Subject to the express terms of any Indenture Supplement, but notwithstanding anything else in the Indenture to the contrary, if FNBO remains the Servicer and (x) for so long as FNBO maintains a short term debt rating of A-1 or better by S&P and P-1 or better by Moody’s, and an issuer default rating of at least F1 or A by Fitch, and if rated by any other Rating Agency, the equivalent rating by that Rating Agency (or such other rating below A-1, P-1 or such equivalent rating, as the case may be, which is satisfactory to each Rating Agency, if any), (y) with respect to Collections allocable to any Series, any other conditions specified in the related Indenture Supplement are satisfied or (z) if FNBO has provided to Indenture Trustee a letter of credit, surety bond or other similar arrangement covering collection risk of Servicer and in each case acceptable to each Rating Agency (as evidenced by a letter from each Rating Agency to the effect that the Rating Agency Condition has been satisfied), if any, Servicer need not make the daily deposits of Collections into the Collection Account as provided in the preceding paragraph, but may make a single deposit in the Collection Account in immediately available funds not later than 12:00 noon, New York City time, on the related Transfer Date.

SECTION 3.          Amendments to Annex A. The Indenture shall be and hereby is amended by amending and restating the defined terms “Eligible Deposit Account,” “Permitted Investments” and “Qualified Institution” included in Annex A to the Indenture to read as follows:

“Eligible Deposit Account” means either (a) a segregated account with a Qualified Institution or (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States, any one of the states thereof, or the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as any of the securities of such depository institution shall have a credit rating from each of Moody’s, S&P and in one of Fitch’s generic credit rating categories that signifies investment grade.

“Permitted Investments” means, unless otherwise provided in the Indenture Supplement with respect to any Series (a) negotiable instruments or securities represented by instruments in bearer or registered form which evidence (i) obligations of or fully guaranteed as to timely payment of principal and interest by the United States of America; (ii) time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the certificates of deposit or short-term deposits of such depository institution or trust company shall have a credit rating from Moody’s and Standard & Poor’s of “P-1” and “A-1+,” respectively and a deposit rating of at least “F1” or “A” by Fitch, or in the absence of a deposit rating, an issuer default rating of at least “F1” or “A” by Fitch; (iii) commercial paper having, at the time of the Trust’s investment or contractual commitment to invest therein, a rating from Moody’s and Standard and Poor’s of “P-1” and “A-1+,” respectively, and at least “F1” or “A” by Fitch; (iv) bankers acceptances issued by any depository institution or trust company described in clause (a)(ii) above; and (v) investments in money market or common trust funds rated “AAA-m” or “AAA-mg” by Standard & Poor’s, “Aaa” by Moody’s and “AAAmmf” by Fitch or otherwise approved in writing by each Rating Agency; (b) demand deposits in the name of the Note Trust or the Indenture Trustee in any depository institution or trust company referred to in clause (a)(ii) above; and (c) any other investment if each Rating Agency confirms in writing that such investment will not adversely affect its then current rating of the Notes.

“Qualified Institution” means (i) a depository institution or trust company (which may include Indenture Trustee or an Affiliate of Indenture Trustee, Owner Trustee, Servicer or an Affiliate of Servicer) organized under the laws of the United States of America or any one of the states thereof or the District of Columbia and with deposit insurance provided by the FDIC; provided, however, that at all times the certificates of deposit, short-term deposits or commercial paper or the long-term unsecured debt obligations (other than such obligation whose rating is based on collateral or on the credit of a Person other than such institution or trust company) of such depository institution or trust company shall have a credit rating from Moody’s and Standard & Poor’s of not less than “P-1” and “A-1+,” respectively, in the case of certificates of deposit, short-term deposits or commercial paper, or a rating from Moody’s of not less than “Aa3” and from Standard & Poor’s of not less than “AAA” in the case of the long-term unsecured debt obligations, and a deposit rating of at least “F1” or “A” by Fitch, or in the absence of a deposit rating, an issuer default rating of at least “F1” or “A” by Fitch, or (ii) a depository institution, which may include the Servicer or the Indenture Trustee, which is acceptable to each Rating Agency, as evidenced by a letter from such Rating Agency.

SECTION 4.          Effectiveness. The amendment provided for by this First Amendment shall become effective upon receipt by the Trustee of each of the following:

(a)	the counterparts of this First Amendment, duly executed by the parties hereto;

(b)	an Issuer Order pursuant to Section 10.01(b) of the Indenture;

(c)	an Officer’s Certificate from the Transferor addressed to the Trustee, to the effect that all requirements for the amendments contained in this First Amendment have been met and Transferor reasonably believes such actions will not have an Adverse Effect; and

(d)	an Opinion of Counsel pursuant to Section 10.03 of the Indenture.

SECTION 5          Indenture in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Indenture shall remain in full force and effect. All references to the Indenture in any other document or instrument shall be deemed to mean such Indenture as amended by this First Amendment. This First Amendment shall not constitute a novation of the Indenture, but shall constitute an amendment thereof. The parties hereto agree to by bound by the terms and obligations of the Indenture, as amended by this First Amendment, as through the terms and conditions of the Indenture were set forth herein.

SECTION 6.          Counterparts. This First Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 7          Governing Law. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAW PROVISIONS WHICH WOULD OTHERWISE REQUIRE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.          Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture. All section or subsection references herein shall mean the Sections or subsections of the Indenture, except as otherwise herein provided.

SECTION 9.          The Indenture Trustee. In entering into this Supplemental Indenture, the Indenture Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee, whether or not elsewhere herein so provided. The Indenture Trustee makes no representation as to the validity, execution or sufficiency of this Supplemental Indenture and assumed no responsibility for the correctness of the recitals contained herein, which shall be taken as statements of the Issuer.

[signature pages follow]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this First Amendment to be duly executed by their respective officers as of the day and year first above written.

FIRST NATIONAL MASTER NOTE TRUST, as Issuer

By:	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Dorri Costello
Name:	Dorri Costello
Title:	Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ April E. Lancsak
Name:	April E. Lancsak
Title:	Vice President

Acknowledged and Accepted:

FIRST NATIONAL FUNDING LLC, as Transferor

By:	First National Funding Corporation, Its Managing Member

By:	/s/ Anthony R. Cerasoli
Name: Anthony R. Cerasoli
Title: President

FIRST NATIONAL BANK OF OMAHA, as Servicer

By	/s/ Anthony R. Cerasoli
Name: Anthony R. Cerasoli
Title: Senior Vice President and Treasurer